Exhibit 11.1
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

                        COMPUTATION OF EARNINGS PER SHARE




                                                          Three Months Ended                      Six Months Ended
                                                               March  31                              March 31
                                                              ----------                              --------
                                                          1997            1996                 1997              1996
                                                          ----            ----                 ----              ----

Net loss                                           $(  1,459,000)    $( 1,125,000)         ( 3,381,000)     ( 1,416,000)

Deemed Preferred Stock Dividend relating to
    in-the-money conversion terms                        496,000                -              717,000                 -

Accretion on Preferred Stock                             155,000                -              295,000                 -
                                                      ----------       ----------          -----------        ----------

Net loss applicable to common stockholders          $( 2,110,000)    $( 1,125,000)        $( 4,393,000)     $( 1,416,000)
                                                     ===========       ==========           ==========        ==========

Net loss per common share                           $(      0.12)    $(      0.09)        $(      0.26)     $(      0.12)
                                                      ==========       ==========           ==========        ==========

Weighted average number of shares of
    common stock outstanding                          17,789,405       12,096,054           16,996,221        12,145,428
                                                      ==========       ==========           ==========        ==========

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